Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP ]

November 14, 2017

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054-1549

RE: Intel Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Intel Corporation, a Delaware corporation (the “Corporation”), and are delivering this opinion in connection with the Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) to be filed by the Corporation with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of an aggregate of 42,527,586 shares (the “Plan Shares”) of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), consisting of:

(a) 33,000,000 shares of Common Stock authorized for issuance pursuant to the Corporation’s 2006 Equity Incentive Plan (as amended, the “Intel 2006 Plan”);

(b) 9,403,356 shares of Common Stock authorized for issuance pursuant to awards granted under the Mobileye N.V. 2014 Equity Incentive Plan (the “Mobileye 2014 Plan”) and assumed by the Corporation pursuant to the Purchase Agreement, dated as of March 12, 2017, by and among the Corporation, Cyclops Holdings, Inc. (which was later converted into Cyclops Holdings, LLC) and Mobileye N.V. (the “Purchase Agreement”); and

(c) 124,230 shares of Common Stock authorized for issuance pursuant to awards granted under the Mobileye N.V. 2003 Share Option Plan, Amended and Restated July 27, 2014 (together with the Intel 2006 Plan and the Mobileye 2014 Plan, the “Plans”) and assumed by the Corporation pursuant to the Purchase Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following: (a) the Registration Statement in the form to be filed with the Commission on the date hereof; (b) an executed copy of the Purchase Agreement; (c) an executed copy of a certificate of Susie Giordano, Corporate Vice President and Corporate Secretary of the Corporation, dated the date hereof (the “Secretary’s Certificate”); (d) a copy of the Corporation’s Certificate of Incorporation, as amended and in effect as of the date hereof, certified by the Secretary of State of the State of Delaware, and certified pursuant to the Secretary’s Certificate; (e) a copy of the Corporation’s Bylaws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; (f) the Plans; (g) copies of certain resolutions of the Board of Directors of the Corporation relating to the approval of the Plans, the filing of the Registration Statement and related matters, certified pursuant to the Secretary’s Certificate; and (h) copies of certain minutes of annual meetings of the Corporation’s stockholders relating to the approval and subsequent restatement of the Intel 2006 Plan, certified pursuant to the Secretary’s Certificate.

Intel Corporation

November 14, 2017

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporation and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Corporation and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Corporation, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others and of public officials.

In rendering the opinion stated herein, we have also assumed that: (a) if issued in physical form, the certificates evidencing the Plan Shares will be signed by the authorized officers of the Corporation and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Plan Shares credited to the recipient’s account maintained with the Corporation’s transfer agent has been issued by the Corporation’s transfer agent; (b) the issuance of the Plan Shares will be properly recorded in the books and records of the Corporation; (c) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the applicable Plan will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto; and (d) the consideration received by the Corporation for each of the Plan Shares delivered pursuant to the Plans shall not be less than the per share par value of the Plan Shares.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”), and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Intel Corporation

November 14, 2017

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when: (a) solely with respect to awards under the Intel 2006 Plan, such Plan Shares are awarded by the Board of Directors or its Compensation Committee; (b) the Registration Statement becomes effective under the Securities Act; and (c) the Corporation’s transfer agent for the Common Stock has appropriately registered the issuance of the Plan Shares in the books and records of the Corporation, and an appropriate account statement evidencing the Common Stock credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, in each case, against payment for the Plan Shares in accordance with the Plans and the applicable award agreement, the issuance and sale of such Plan Shares will have been duly authorized by all requisite corporate action on the part of the Corporation under the DGCL, and such Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

K.J.K.